EX-35.1
(logo) Bank of America

ANNUAL STATEMENT AS TO COMPLIANCE

OFFICER'S CERTIFICATION

Re: DBUBS 2011-LC3
Commercial Mortgage Pass-Through Certificates

In connection with the above-referenced transaction the undersigned officer, on behalf of Bank of America, National Association, hereby certifies that (i) a review of the Servicing activities, for the period ending December 31, 2012 and of its performance under the Primary Servicing Agreement dated as of August 1, 2011 has been made under my supervision, and (ii) to the best of my knowledge, based on such review, Bank of America, National Association has fulfilled all of its obligations under this agreement in all material respects throughout the aforementioned period.

Bank of America, National Association

/s/ Dean B. Roberson
Dean B Roberson
Director